     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 1, 1994

                                                      REGISTRATION NO. 33-

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ---------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                        CONTINENTAL HOMES HOLDING CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                DELAWARE                               86-0554624
      (STATE OR OTHER JURISDICTION        (I.R.S. EMPLOYER IDENTIFICATION NO.)
    OFINCORPORATION OR ORGANIZATION)

                            7001 N. SCOTTSDALE ROAD
                                   SUITE 2050
                           SCOTTSDALE, ARIZONA 85253
                                 (602) 483-0006
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                                DONALD R. LOBACK
                           CO-CHIEF EXECUTIVE OFFICER
                            7001 N. SCOTTSDALE ROAD
                                   SUITE 2050
                           SCOTTSDALE, ARIZONA 85253
                                 (602) 483-0006
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                ---------------
                                   COPIES TO:
         JOHN P. MITCHELL, ESQ.                 VINCENT J. PISANO, ESQ.
        CAHILL GORDON & REINDEL           SKADDEN, ARPS, SLATE, MEAGHER & FLOM
             80 PINE STREET                         919 THIRD AVENUE
        NEW YORK, NEW YORK 10005                NEW YORK, NEW YORK 10022
             (212) 701-3000                          (212) 735-3000
                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
                                ---------------

                        CALCULATION OF REGISTRATION FEE

- --------------------------------------------------------------------------------

                                                 PROPOSED       PROPOSED
                                                 MAXIMUM        MAXIMUM
                                    AMOUNT       OFFERING      AGGREGATE      AMOUNT OF
   TITLE OF EACH CLASS OF            TO BE      PRICE PER       OFFERING      REGISTRA-
SECURITIES TO BE REGISTERED       REGISTERED     UNIT (1)      PRICE (1)       TION FEE
- ---------------------------------------------------------------------------------------
12% Senior Notes due
 1999..................      $35,000,000     109.5%      $38,325,000      $13,216

- --------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION; DATED MARCH 1, 1994

                                  $35,000,000

                        CONTINENTAL HOMES HOLDING CORP.

                           12% SENIOR NOTES DUE 1999

                   (INTEREST PAYABLE FEBRUARY 1 AND AUGUST 1)

                               -----------------

  The Notes offered hereby will bear interest at a rate of 12% per annum, payable semi-annually on each February 1 and August 1, commencing August 1, 1994, and will mature on August 1, 1999. The Notes will not be redeemable until August 1, 1997. On or after such date, the Notes will be redeemable at the option of the Company, in whole or in part, at the prices set forth herein, together with accrued and unpaid interest to the redemption date. In certain circumstances involving a Change in Control (as defined in the Indenture) of the Company, the holders of the Notes may require the Company to repurchase the Notes, in whole or in part, at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. See "Description of Notes".

  The Notes offered hereby will be senior unsecured obligations of the Company, will rank pari passu in right of payment with all senior indebtedness of the Company, and will be senior in right of payment to all subordinated indebtedness of the Company. With certain exceptions, the Company must satisfy specified financial ratios to incur future indebtedness, and such indebtedness must be subordinate in right of payment to the Notes, must be unsecured and must be payable after the maturity of the Notes. The Notes offered hereby will be structurally subordinated to obligations of the Company's subsidiaries. The amount of future indebtedness that may be incurred by the Company's subsidiaries will be limited as set forth in the Indenture. At November 30, 1993, after giving effect to this offering and the use of the net proceeds as described herein, the aggregate amount of outstanding senior indebtedness of the Company would have been $112,639,000. The aggregate amount of outstanding indebtedness of the Company's subsidiaries would have been $27,255,000, consisting of mortgage banking bonds payable. See "Description of Notes".

  The Notes will be limited to $110,000,000 aggregate principal amount, of which $75,000,000 aggregate principal amount were issued in a public offering in August 1992 and $35,000,000 aggregate principal amount are being offered hereby. The Company is currently seeking the consent of the holders of a majority of the outstanding Notes to certain amendments to the Indenture (including increasing to $110,000,000 the aggregate principal amount of Notes which may be issued thereunder) so the terms of the outstanding Notes will be identical to the terms of the Notes offered hereby. The sale of the Notes is conditioned on the receipt of the consents from the holders of outstanding Notes.

                               -----------------
THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL  OF THE  STATE OF NEW
       YORK HAS NOT PASSED ON OR ENDORSED THE
         MERITS   OF  THIS  OFFERING.   ANY
           REPRESENTATION      TO     THE
              CONTRARY IS UNLAWFUL.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                     PRICE TO            UNDERWRITING           PROCEEDS TO
                                     PUBLIC(1)            DISCOUNT(2)           COMPANY(3)
- -------------------------------------------------------------------------------------------
 Per Note...................                %                    %                      %
- -------------------------------------------------------------------------------------------
 Total......................        $                     $                     $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) Plus accrued interest from February 1, 1994.
(2) The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".
(3) Before deducting expenses payable by the Company estimated at $575,000.

                               -----------------

  The Notes are being offered by the Underwriter, subject to receipt and acceptance by it and its right to reject any order in whole or in part. It is expected that delivery of the Notes will be made on or about March , 1994.

                             KIDDER, PEABODY & CO.
                        INCORPORATED

                  THE DATE OF THIS PROSPECTUS IS MARCH  , 1994

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               ----------------

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission") relating to its business, financial position, results of operations and other matters. Such reports and other information can be inspected and copied at the Public Reference Section maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

  The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Notes offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Notes offered hereby.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

  The Company hereby incorporates by reference herein its (i) Annual Report on Form 10-K for the fiscal year ended May 31, 1993, (ii) Quarterly Report on Form 10-Q for the quarter ended August 31, 1993, as amended by report on Form 10-Q/A, (iii) Quarterly Report on Form 10-Q for the quarter ended November 30, 1993, and (iv) report on Form 8-K dated July 29, 1993, as amended by report on Form 8-K/A-1. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering of the Notes offered hereby shall be deemed incorporated herein by reference, and such documents shall be deemed to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  A copy of the documents incorporated by reference other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in the information contained in this Prospectus) will be provided without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered upon the written or oral request of such person. Requests for such copies should be made to Continental Homes Holding Corp., 7001 N. Scottsdale Road, Suite 2050, Scottsdale, Arizona 85253, Attention:
Secretary, telephone number (602) 483-0006.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by reference to the more detailed information and financial statements (including the notes thereto) appearing in the documents incorporated herein by reference. Unless otherwise indicated, all information herein relating to the Company as of and for the six months ended November 30, 1993 includes the operations of Milburn Investments, Inc., a Texas corporation, and its related entities (collectively, "Milburn") since August 1993. See "The Acquisitions".

                                  THE COMPANY


  Continental Homes Holding Corp. (the "Company") designs, constructs and sells single-family homes for the entry-level and move-up buyer in Phoenix, Arizona, Austin and San Antonio, Texas, Denver, Colorado and Southern California. The Company entered the Austin, Texas market in July 1993 through the acquisition of Milburn, the leading builder of single-family homes in the Austin metropolitan area (the "Milburn Acquisition"). On January 28, 1994, the Company acquired the operations of Aspen Homes, a single-family homebuilder in San Antonio, Texas ("Aspen Homes"). See "The Acquisitions". The Company also offers mortgage banking services in Arizona to its homebuyers and in Texas to its homebuyers and to third parties.

  The Phoenix area is the Company's primary market and accounted for approximately 86% and 87% of the Company's revenues from homebuilding operations for the fiscal years ended May 31, 1993 and 1992, respectively. The Company has built and delivered more single-family homes in the Phoenix area than any other homebuilder in each of the last nine years. In six of the last seven years for which data is available, the Phoenix area was among the top ten markets in the country in housing starts and was ranked the third market in the country in housing starts in 1992. With the acquisition of Milburn in July 1993 and its entry into the Austin, Texas market, the Company has significantly expanded and diversified its operations. Milburn has built and delivered more single-family homes in the Austin area than has any other homebuilder in each of the last eight years. On a pro forma basis for the year ended May 31, 1993, Phoenix and Austin contributed 62% and 28%, respectively, of the Company's revenues from homebuilding.

  In addition to its operations in Phoenix and Austin, the Company has smaller but expanding operations in Denver. The Company is currently building and selling homes in three subdivisions in Denver. As a result of recent land acquisitions, the Company expects to have eight operating subdivisions in Denver by the end of calendar 1994. The Company also has two operating subdivisions and a parcel of raw land in Southern California.

  The Company markets its homes by emphasizing quality housing at affordable prices. As of November 30, 1993, base prices for the Company's homes in Phoenix, Austin and Denver ranged from $70,000 to $212,000, with an average sales price for the six months ending November 30, 1993 of approximately $111,000. In California, as of November 30, 1993, base prices for the Company's homes ranged from $159,000 to $419,000. The Company seeks to maintain its competitive pricing by (i) designing efficient floorplans to minimize construction costs, (ii) negotiating favorable pricing and terms from certain of its subcontractors on the basis of its consistent unit volume and (iii) closely monitoring construction costs using the Company's custom designed management information systems.

  The Company will continue to review opportunities to enter new housing markets that have demonstrated periods of strong population and employment growth. The Company believes that it can capitalize on the operating methods and strategy that it has successfully established in the different geographical markets in which it operates.

                                THE ACQUISITIONS

  Austin, Texas. On July 29, 1993, the Company consummated the Milburn Acquisition for total consideration of $26,272,000 and the assumption of approximately $19,600,000 of outstanding indebtedness (excluding mortgage-related indebtedness). Milburn has been the leading builder of single-family homes in the Austin, Texas market in each of the last eight years. In addition to designing, building and selling new homes, Milburn develops land for its building operations and provides title policies and mortgage financing services to its customers and to third parties. Milburn principally targets customers who are first-time home buyers seeking a high quality home in an attractive community at a reasonable price. For the twelve months ended May 31, 1993 and the six months ended November 30, 1993, Milburn delivered 815 and 482 homes, respectively, generating $76,513,000 and $51,073,000 of revenue, respectively. The Company is providing additional capital and introducing updated product designs and marketing strategies which the Company believes will improve Milburn's operations.

  San Antonio, Texas. On January 28, 1994, the Company acquired the operations of Aspen Homes for total consideration of $6,982,000. Aspen Homes delivered 157 homes in calendar 1993 with revenues of $12,927,000. The acquisition of Aspen Homes provides the Company with an entry into the San Antonio market, an attractive housing market with strong demographics.

  The Company believes that these acquisitions are consistent with its general operating strategy of geographically diversifying its operations and targeting the entry-level and move-up homebuyer.

                                  THE OFFERING

Securities Offered..........  $35,000,000 aggregate principal amount of 12%
                              Senior Notes due August 1, 1999.

Total Class of Securities...  Upon consummation of this offering, the Company will have outstanding $110,000,000 aggregate principal amount of 12% Senior Notes due August 1, 1999 (the "Notes") of which $75,000,000 aggregate principal amount of the Notes were issued in a public offering in August 1992 and $35,000,000 aggregate principal amount of the Notes are being offered hereby.

Interest Payment Dates......  February 1 and August 1, commencing August 1,
                              1994.

Rank........................  The Notes offered hereby will be senior unsecured obligations of the Company, will rank pari passu in right of payment with all senior indebtedness of the Company, and will be senior in right of payment to all subordinated indebtedness of the Company. With certain exceptions, the Company must satisfy specified financial ratios to incur future indebtedness and such indebtedness must be subordinated in right of payment to the Notes, must be unsecured and must be payable after the maturity of the Notes. The Notes offered hereby will be structurally subordinated to obligations of the Company's subsidiaries, including trade payables. The amount of future indebtedness that may be incurred by the Company's subsidiaries will be limited as set forth in the Indenture. At November 30, 1993, after giving effect to this offering and the use of proceeds as described herein, the aggregate amount of outstanding senior indebtedness of the Company would have been

                              $112,639,000. The aggregate amount of outstanding indebtedness of the Company's subsidiaries would have been $27,255,000, consisting of mortgage banking bonds payable. At November 30, 1993, the Company's subsidiaries had outstanding trade payables of $20,329,000. See "Description of Notes".

Optional Redemption.........  The Notes will not be redeemable until August 1,
                              1997. On or after such date, the Notes will be redeemable at the option of the Company, in whole or in part, at the prices set forth herein, plus accrued interest to the redemption date.

Offers to Purchase..........  The Company will be required to make an offer to purchase Notes upon a Change in Control (as defined) of the Company at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. A Change in Control will generally occur when a person or group of related persons (other than current management) acquires beneficial ownership of in excess of 50% of the total voting power of all shares of capital stock of the Company entitled to vote in elections of directors.

                              The Company also will be required to offer to purchase certain of the Notes at 100% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase (i) if its Net Worth (as defined) decreases to less than $20,300,000 at the end of any two consecutive fiscal quarters or (ii) subject to certain conditions and limitations, out of the Net Proceeds of Asset Sales (as defined).

                              For more complete information regarding mandatory offers to purchase the Notes, see "Description of Notes--Certain Covenants--Change in Control", "-- Maintenance of Net Worth" and "--Limitation on Asset Sales".

Certain Covenants...........  The Indenture contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to incur additional indebtedness, pay dividends, make certain other distributions, repurchase capital stock or subordinated indebtedness, make certain Advances (as defined), create certain liens, enter into certain transactions with affiliates and apply the net proceeds from the sale of certain assets. See "Description of Notes--Certain Covenants".

Use of Proceeds.............  The net proceeds of this offering will be used for working capital and general corporate purposes, including the acquisition of residential development property or existing homebuilding operations. See "Use of Proceeds".

                         SUMMARY FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)

  The following table sets forth summary financial information regarding the results of operations and financial position of the Company. The summary financial information of the Company as of and for the five years ended May 31, 1993 has been derived from financial statements of the Company audited by Arthur Andersen & Co. The summary financial information of the Company as of November 30, 1993 and for the six months ended November 30, 1992 and 1993 have been derived from unaudited financial statements which in the opinion of management include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such information for the unaudited interim periods. The operating results for the six months ended November 30, 1993 are not necessarily indicative of results for the full year. The unaudited pro forma combined financial data give effect to (i) the Milburn Acquisition and (ii) application of $34,219,000 of net proceeds from the Company's public offering of its common stock in November 1993 to reduce indebtedness, as if each had occurred on the first day of each period. This pro forma information has been prepared utilizing the historical consolidated financial statements of the Company and Milburn. This information should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto and corresponding "Management's Discussion and Analysis of Results of Operations and Financial Condition" incorporated by reference in this Prospectus.

                                                                                                SIX MONTHS       PRO FORMA
                                                                                  PRO FORMA       ENDED         SIX MONTHS
                                      YEARS ENDED MAY 31,                         YEAR ENDED   NOVEMBER 30,        ENDED
                          ------------------------------------------------------   MAY 31,   -----------------   NOVEMBER
                            1989        1990      1991        1992        1993     1993(1)    1992    1993(2)   30, 1993(1)
                          --------    --------  --------    --------    --------  ---------- -------  --------  -----------
INCOME STATEMENT DATA
Revenues
 Home sales.............  $117,912    $132,876  $130,611    $164,815    $200,012   $276,525  $98,771  $164,626   $182,287
 Land sales.............     3,597         --      4,977       3,114       4,113      4,113    3,182       420        420
 Mortgage banking.......     1,313       1,519     2,930       1,905       2,426      5,016    1,271     2,865      3,716
 Other income, net......       266         102        97         590         482      1,211      306       606      1,348
                          --------    --------  --------    --------    --------   --------  -------  --------   --------
Total revenues..........   123,088     134,497   138,615     170,424     207,033    286,865  103,530   168,517    187,771
                          --------    --------  --------    --------    --------   --------  -------  --------   --------
Costs and expenses
 Homebuilding
  Cost of home sales....    97,828     111,906   106,463     135,141     161,960    221,781   79,852   134,258    147,405
  Cost of land sales....     3,228         --      4,994       3,156       4,766      4,766    3,335       427        427
  Selling, general and
   administrative
   expenses.............    13,370      14,645    15,514      18,648      20,836     33,882   10,547    17,772     21,570
  Interest, net.........     4,979       3,570     2,239       1,341       5,498      5,305    2,785     2,519      2,158
  Inventory writedown...        --         --      5,000       7,500         --         --       --        --         --
 Mortgage banking
  Selling, general and
   administrative
   expenses.............       736       1,039     2,637       1,713       1,544      3,774      750     2,028      2,432
  Interest, net.........      (170)        (52)      (51)       (178)         14         10      (54)       19         23
                          --------    --------  --------    --------    --------   --------  -------  --------   --------
Total costs and
 expenses...............   119,971     131,108   136,796     167,321     194,618    269,518   97,215   157,023    174,015
                          --------    --------  --------    --------    --------   --------  -------  --------   --------
Equity in income (loss)
 of unconsolidated joint
 ventures...............     (684)(3)    2,490    (1,342)       (948)       (332)      (467)    (332)      (32)      (43)
                          --------    --------  --------    --------    --------   --------  -------  --------   --------
Income before taxes and
 extraordinary credits..     2,433       5,879       477       2,155      12,083     16,880    5,983    11,462     13,713
Income taxes............       925       2,469       361         863       4,983      6,921    2,398     4,998      5,622
                          --------    --------  --------    --------    --------   --------  -------  --------   --------
Income from operations..     1,508       3,410       116       1,292       7,100      9,959    3,585     6,464      8,091
Extraordinary gain from
 extinguishment of debt.       182         141       --        5,299(4)      --         --       --        --         --
Cumulative effect of
 change in accounting
 for income taxes.......       325         --        --          --          --         --       --        --         --
                          --------    --------  --------    --------    --------   --------  -------  --------   --------
Net income..............  $  2,015    $  3,551  $    116    $  6,591    $  7,100   $  9,959  $ 3,585  $  6,464   $  8,091
                          ========    ========  ========    ========    ========   ========  =======  ========   ========
Ratio of earnings to
 fixed charges (5)......      1.22x       1.43x         (6)     1.44x       1.91x               1.95x     2.40x
OPERATING DATA (7)
Deliveries..............     1,151       1,280     1,249       1,470       1,769                 888     1,409
New contracts, net......     1,115       1,269     1,317       1,627       2,000                 862     1,242
Backlog at end of period
 (units)................       422         414       486         669         900                 643       895
Backlog at end of period
 .......................  $ 47,607    $ 42,808  $ 53,180    $ 76,215    $107,499             $74,014  $113,771

                                                     Footnotes on following page

                                                                       FOUR FISCAL QUARTERS
                           FOUR FISCAL QUARTERS ENDED MAY 31,            ENDED NOVEMBER 30,
                         -------------------------------------------  -------------------------
                          1989     1990     1991     1992     1993      1992        1993(2)
                         -------  -------  -------  -------  -------    ----        -------
RATIO DATA(8)
EBITDA.................. $16,372  $15,768  $14,134  $17,599  $24,846   $21,796       $30,392
Consolidated Interest
 Incurred...............   9,085    9,203   10,233    9,366   12,040    10,514        12,527
Coverage Ratio..........    1.80x    1.71x    1.38x    1.88x    2.06x     2.07x         2.43x
                                                                         NOVEMBER 30, 1993
                                                                      -------------------------
                                                                      ACTUAL(2)  AS ADJUSTED(9)
                                                                      ---------  --------------
BALANCE SHEET DATA
Assets
 Homebuilding...................................................      $217,641      $251,443
 Mortgage banking...............................................        46,576        46,576
                                                                      --------      --------
  Total.........................................................      $264,217      $298,019
                                                                      ========      ========
Debt
 Homebuilding...................................................      $106,429      $144,754
 Mortgage banking...............................................        31,778        27,255
Stockholders' equity............................................        92,041        92,041

- --------
 (1) Pro forma amounts assume the Milburn Acquisition and the Company's common stock offering completed in November 1993 occurred on the first day of the fiscal period. See "Unaudited Pro Forma Combined Financial Data".
 (2) The information as of and for the six months ended November 30, 1993 includes the operations of Milburn from August 1993.
 (3) Includes a pre-tax asset writedown of $2,000,000.
 (4) Fiscal 1992 reflects the retirement of a note payable at an amount less than par.
 (5) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income from operations before income taxes plus fixed charges (net of capitalized interest). Fixed charges include interest expense plus capitalized interest and a portion of operating lease rental expense deemed to be representative of interest.
 (6) Fiscal 1991 includes a pre-tax writedown of $5,000,000. After giving effect to such writedown, earnings for the fiscal year ended May 31, 1991 were inadequate to cover fixed charges and resulted in a coverage deficiency of $3,009,000.
 (7) Data excludes the Company's proportionate share of homes sold and closed in unconsolidated joint ventures.
 (8) Calculated in accordance with the definitions of such terms contained in the Indenture and set forth herein under "Description of Notes--Certain Definitions". The Coverage Ratio is not intended to be an indication of the Company's historical or future cash flow.
 (9) As adjusted to give effect to the issuance and sale by the Company of the Notes offered hereby and the application of the estimated net proceeds therefrom as described in "Use of Proceeds".

                      THE RESIDENTIAL REAL ESTATE INDUSTRY

  Homebuilders, including the Company, are subject to various risks, such as economic recession, competitive overbuilding, changes in governmental regulation, increases in real estate taxes, energy costs or costs of materials and labor, the availability of suitable land, and the availability of construction funds or mortgage loans at rates acceptable to builders and homebuyers.

  The housing industry is cyclical and is significantly affected by prevailing economic conditions. The Company's business and earnings are substantially dependent on the Phoenix market. Overall starts in the Phoenix area (the Company's primary market) declined from over 25,000 starts in calendar 1985 to approximately 10,000 starts in calendar 1990. Starts in Phoenix have since increased to approximately 22,500 in calendar 1993. During this period, the Company has been able to maintain a relatively stable level of home deliveries in Phoenix (1,342, 1,125, 1,078, 1,216, 1,193, 1,361 and 1,629 in fiscal years
1987 through 1993, respectively). There can be no assurance that the increase in housing starts in Phoenix will continue, or that the Company will be able to maintain its level of home deliveries.

  The Company's business and earnings have also been dependent on its ability to obtain financing on acceptable terms for its acquisition, development and construction activities. In recent years, the availability of borrowed funds, especially for the acquisition of land, has been greatly reduced because of thrift failures and more stringent lending policies of savings institutions. The Company has experienced no significant difficulties in obtaining financing for its operations to date.

  The single-family residential housing industry is highly competitive and the Company competes in each of its markets with numerous other national, regional and local homebuilders, some of which have greater resources than the Company. The Company's homes compete on the basis of quality, price, design, mortgage financing terms and location. The Company also competes with developers of rental housing units and, to a lesser extent, condominiums.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the Notes offered hereby are estimated to be approximately $37,000,000 assuming an offering price of 109.5% of the aggregate principal amount of Notes offered hereby. The Company will use the net proceeds for working capital and general corporate purposes. The Company intends to use part of the net proceeds to expand its operations in its existing markets and to enter new markets that have demonstrated periods of strong population and employment growth. Such expansion may be accomplished in a number of ways, including through the acquisition of residential development properties or existing homebuilding operations. Although the Company is continually evaluating acquisition opportunities, the Company currently has no agreements or understandings with respect to the acquisition of any homebuilding operations. Pending such uses, the net proceeds will be applied as follows: (i) to reduce temporarily all outstanding amounts under the Company's revolving lines of credit (bearing interest at 7% per annum at November 30, 1993), which was approximately $11,000,000 as of February 28, 1994, and (ii) to reduce temporarily all outstanding amounts under the Company's mortgage banking warehouse lines of credit, including funding drafts outstanding (bearing interest at 7% per annum at November 30, 1993), which was approximately $4,500,000 as of November 30, 1993.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company at November 30, 1993 and as adjusted to give effect to the issuance and sale by the Company of the Notes offered hereby (at an assumed offering price of 109.5% of the aggregate principal amount of Notes offered hereby) and the application of the estimated net proceeds therefrom as described in "Use of Proceeds".

                                                          NOVEMBER 30, 1993
                                                       ------------------------
                                                        ACTUAL   AS ADJUSTED(1)
                                                       --------  --------------
                                                           (IN THOUSANDS)
Debt(2)
  Homebuilding
    12% Senior Notes due 1999 (net of unamortized dis-
     count and unaccreted premium).................... $ 74,314     $112,639
    6 7/8% Convertible Subordinated Notes due 2002       32,115       32,115
     (net of unamortized discount).................... --------     --------
      Total...........................................  106,429      144,754
                                                       --------     --------
  Mortgage banking
    Notes payable due within one year.................    4,523          --
    Bonds payable.....................................   27,255       27,255
                                                       --------     --------
      Total...........................................   31,778       27,255
                                                       --------     --------
        Total debt....................................  138,207      172,009
                                                       --------     --------
Stockholders' equity
  Preferred Stock, $.01 par value; 2,000,000 shares
   authorized; no shares issued and outstanding.......      --           --
  Common Stock, $.01 par value; 20,000,000 shares au-
   thorized, 7,080,900 shares issued and outstanding
   (3)................................................       71           71
  Treasury stock, at cost, 151,305 shares.............     (303)        (303)
  Capital in excess of par value......................   59,235       59,235
  Retained earnings...................................   33,038       33,038
                                                       --------     --------
        Total stockholders' equity....................   92,041       92,041
                                                       --------     --------
Total capitalization.................................. $230,248     $264,050
                                                       ========     ========

- --------
(1) As adjusted to give effect to the issuance and sale by the Company of the Notes offered hereby and the application of the estimated net proceeds therefrom as described in "Use of Proceeds".
(2) See Note F of "Notes to Consolidated Financial Statements" incorporated herein by reference for further information regarding the terms of the Company's indebtedness.
(3) Excludes 1,489,250 shares reserved for issuance upon conversion of the Company's 6 7/8% Convertible Subordinated Notes due 2002 and 474,805 shares reserved for issuance pursuant to options granted under the Company's stock option plans.

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  The following unaudited pro forma combined financial data give effect to (i) the Milburn Acquisition and (ii) application of $34,219,000 of net proceeds from the Company's public offering of its common stock in November 1993 to reduce indebtedness, as if each had occurred on the first day of each period. This pro forma information has been prepared utilizing the historical consolidated financial statements of the Company and Milburn. This information should be read in conjunction with the historical financial statements and notes thereto, which are incorporated by reference in this Registration Statement. The pro forma financial data is provided for comparative purposes only and does not purport to be indicative of the results which would have been obtained if the Milburn Acquisition had been effected during the periods presented. The pro forma financial information is based on the purchase method of accounting for the Milburn Acquisition.

                                                                                     FOR THE SIX
                               FOR THE YEAR ENDED MAY 31, 1993             MONTHS ENDED NOVEMBER 30, 1993
                            -----------------------------------------  -------------------------------------------
                                                   PRO         PRO                             PRO          PRO
                                                  FORMA       FORMA                           FORMA        FORMA
                            COMPANY   MILBURN  ADJUSTMENTS   COMBINED  COMPANY(1) MILBURN  ADJUSTMENTS    COMBINED
                            --------  -------  -----------   --------  ---------- -------  -----------    --------
                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
Revenues
 Home sales...............  $200,012  $76,513    $   --      $276,525   $164,626  $17,661   $    --       $182,287
 Land sales...............     4,113      --         --         4,113        420      --         --            420
 Mortgage banking.........     2,426    2,590        --         5,016      2,865      851        --          3,716
 Other income, net........       482      729        --         1,211        606      742        --          1,348
                            --------  -------    -------     --------   --------  -------   --------      --------
Total revenues............   207,033   79,832        --       286,865    168,517   19,254        --        187,771
                            --------  -------    -------     --------   --------  -------   --------      --------
Costs and expenses
 Homebuilding
 Cost of home sales.......   161,960   58,363      1,458 (2)  221,781    134,258   12,974        173 (2)   147,405
 Cost of land sales.......     4,766      --         --         4,766        427      --         --            427
 Selling, general and
  administrative expenses.    20,836   12,347        699 (3)   33,882     17,772    3,678        120 (3)    21,570
 Interest, net............     5,498      299       (492)(4)    5,305      2,519      209       (570)(4)     2,158
 Mortgage banking
 Selling, general and
  administrative expenses.     1,544    2,230        --         3,774      2,028      404        --          2,432
 Interest, net............        14       (4)       --            10         19        4        --             23
                            --------  -------    -------     --------   --------  -------   --------      --------
Total costs and expenses..   194,618   73,235      1,665      269,518    157,023   17,269       (277)      174,015
                            --------  -------    -------     --------   --------  -------   --------      --------
Equity in loss of
 unconsolidated joint
 ventures.................      (332)    (135)       --          (467)       (32)     (11)       --            (43)
                            --------  -------    -------     --------   --------  -------   --------      --------
Income before taxes and
 extraordinary credits....    12,083    6,462     (1,665)      16,880     11,462    1,974        277        13,713
Income taxes..............     4,983    1,844         94 (5)    6,921      4,998      730       (106)(5)     5,622
                            --------  -------    -------     --------   --------  -------   --------      --------
Income from operations....     7,100    4,618     (1,759)       9,959      6,464    1,244        383         8,091
Extraordinary gain from
 extinguishment of debt...       --     3,605     (3,605)(6)      --         --        50        (50)(6)       --
                            --------  -------    -------     --------   --------  -------   --------      --------
Net income................  $  7,100  $ 8,223    $(5,364)    $  9,959   $  6,464  $ 1,294   $    333      $  8,091
                            ========  =======    =======     ========   ========  =======   ========      ========
Earnings per common share.                                   $   1.45                                     $   1.18
Earnings per common share
 assuming full dilution...                                   $   1.38                                     $   1.05

- --------
(1) Includes the results of Milburn since August 1993.
(2) To record the profit of acquired inventories.
(3) To amortize the non-compete agreement and the excess purchase price over the underlying value of net assets acquired.
(4) To reflect the net of additional interest on acquisition indebtedness assumed in connection with the Milburn Acquisition and the reduction in interest due to the use of the proceeds from the Company's common stock offering completed in November 1993.
(5) To adjust income taxes for the pro forma adjustments.
(6) To eliminate non-recurring operations.

                              DESCRIPTION OF NOTES

  The Notes offered hereby are to be issued under an Indenture, dated as of August 1, 1992, as amended (the "Indenture"), between the Company and First Fidelity Bank, National Association (formerly Fidelity Bank, National Association), as Trustee (the "Trustee"), a copy of which is an exhibit to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms. Wherever particular defined terms of the Indenture are referred to, such defined terms are incorporated herein by reference.

GENERAL

  The Notes will be limited to $110,000,000 aggregate principal amount, of which $75,000,000 aggregate principal amount were issued in a public offering in August 1992 and $35,000,000 aggregate principal amount are being offered hereby. The Company is currently seeking the consent of the holders of a majority of the outstanding Notes to certain amendments to the Indenture (including increasing to $110,000,000 the aggregate principal amount of Notes which may be issued thereunder) so the terms of the outstanding Notes will be identical to the terms of the Notes offered hereby. The Notes offered hereby will mature on August 1, 1999. The Notes will bear interest from the date of issuance, or from the most recent date to which interest has been paid or provided for, at the rate stated on the cover page hereof, payable in arrears on February 1 and August 1 of each year, commencing August 1, 1994 to the persons in whose names the Notes are registered at the close of business on the fifteenth day of the month preceding the month in which the interest payment date occurs. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

  The Notes offered hereby will be senior unsecured obligations of the Company, will rank pari passu in right of payment with all senior indebtedness of the Company, and will be senior in right of payment to all subordinated indebtedness of the Company. With certain exceptions, the Company must satisfy specified financial ratios to incur future indebtedness and any such indebtedness must be subordinate in right of payment to the Notes, must be unsecured and must be payable after the maturity of the Notes. The Notes offered hereby will be structurally subordinated to obligations of the Company's subsidiaries, including trade payables. The amount of future indebtedness that may be incurred by the Company's subsidiaries will be limited as set forth in the Indenture. At November 30, 1993, after giving effect to the offering and the use of the net proceeds as described herein, the aggregate amount of outstanding senior indebtedness of the Company would have been $112,639,000. The aggregate amount of outstanding indebtedness of the Company's subsidiaries would have been $27,255,000, consisting of mortgage banking bonds payable. At November 30, 1993, the Company's subsidiaries had outstanding trade payables of $20,329,000.

  Principal and premium, if any, and interest on the Notes are to be payable, and the Notes offered hereby will be exchangeable and transfers thereof will be registrable, at the offices of the Company or its agent maintained for such purposes in The City of New York; provided that payment of interest may, at the option of the Company, be made by check mailed to a holder at his registered address.

  The Notes offered hereby will be issued only in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof. The Notes are exchangeable and transfers thereof will be registered without charge therefor, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

OPTIONAL REDEMPTION BY THE COMPANY

  The Notes are redeemable at the option of the Company, in whole or in part (in any integral multiple of $1,000), at any time on or after August 1, 1997, on not less than 30 days, nor more than 60 days, notice mailed to the registered holders thereof at their last registered addresses, at a redemption price of 104% of principal amount thereof if redeemed on or after August 1, 1997 but prior to August 1, 1998 and at a redemption price of 102% of principal amount thereof if redeemed on or after August 1, 1998, in each case, together with accrued and unpaid interest to the redemption date.

  If less than all of the Notes are to be redeemed, the Trustee will select the particular Notes (or the portions thereof) to be redeemed either by lot, pro rata or by such other method as the Trustee shall deem fair and appropriate, but in any such event, in such manner as complies with applicable legal and stock exchange requirements. On or after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption.

CERTAIN COVENANTS

Change in Control.

  If, at any time, there occurs a Change in Control (as defined below) with respect to the Company, each holder of Notes shall have the right upon receipt of a Change in Control Notice (as defined below), at such holder's option, to require the Company to repurchase all of such holder's Notes, or a portion thereof which is $1,000 or any integral multiple thereof, on the date (the "Change in Control Repurchase Date") that is 45 days after the date of the Change in Control Notice at a price equal to 101% of the principal amount thereof, plus accrued interest to the Change in Control Repurchase Date.

  Within 30 days after the occurrence of a Change in Control, the Company or, at the request of the Company, the Trustee, shall deliver to all holders of record of the Notes a notice (the "Change in Control Notice") of the occurrence of such Change in Control and of the repurchase right arising as a result thereof. The Company shall deliver a copy of the Change in Control Notice to the Trustee. To exercise the repurchase right, on or before the 30th day after the date of the Change in Control Notice, holders of Notes must deliver written notice to the Company (or an agent designated by the Company for such purposes) of the holder's exercise of such right, together with the Notes with respect to which the right is being exercised, duly endorsed for transfer. Such written notice shall be irrevocable.

  The right to require the repurchase of Notes shall not continue after a discharge of the Company from its obligations under the Notes and the Indenture with respect to the Notes in accordance with Article 8 of the Indenture.

  If the Change in Control Repurchase Date is between a regular record date for the payment of interest and the next succeeding interest payment date, any Note to be repurchased must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount to be repurchased (unless such Note shall have been called for redemption, in which case no such payment shall be required), and the interest on the principal amount of the Note being repurchased will be paid on such next succeeding interest payment date to the registered holder of such Note on the immediately preceding record date. A Note repurchased on an interest payment date need not be accompanied by any payment, and the interest on the principal amount of the Note being repurchased will be paid on such interest payment date to the registered holder of such Note on the immediately preceding record date.

  As used herein, a "Change in Control" of the Company shall be deemed to have occurred at such time as any person, together with its affiliates or associates, other than the Management Group (as defined below), is or becomes the beneficial owner, directly or indirectly, through a purchase, merger or other acquisition transaction, of shares of capital stock of the Company entitling such person to exercise in excess of 50% of the total voting power of all shares of capital stock of the Company entitled to vote in elections of directors. "Beneficial owner" shall be determined in accordance with Rule 13d-3, as in effect on the date of the execution of the Indenture, promulgated by the Commission under the Exchange Act. The "Management Group" shall consist of the executive officers of the Company as of the date of the Indenture, members of their immediate families, certain trusts for their benefit, and legal representatives of, or heirs, beneficiaries or legatees receiving Common Stock (or securities convertible or exchangeable for Common Stock) under, any such person's estate.

  If any repurchase pursuant to the foregoing provisions constitutes a tender offer as defined under the Exchange Act, the Company will comply with the requirements of Rule 14e-1 and any other tender offer rules under the Exchange Act which then may be applicable. The Company could, in the future, enter into certain significant transactions that would not constitute a Change in Control with respect to the Change in Control purchase feature of the Notes. The Change in Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The Change in Control purchase feature, however, is not the result of management's knowledge of any specific effort to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

 Maintenance of Net Worth.

  In the event that the Company's Net Worth at the end of each of any two consecutive fiscal quarters (the last day of such second fiscal quarter being referred to as the "Trigger Date") is less than $20,300,000 (the "Minimum Net Worth"), then the Company shall make an offer to all holders (a "Net Worth Offer") to acquire on a pro rata basis on the date (the "Net Worth Repurchase Date") that is 45 days following the date of the Net Worth Notice (as defined below), Notes in an aggregate principal amount equal to 10% of the initial outstanding principal amount of the Notes (or if less than 10% of the aggregate principal amount of the Notes issued are then outstanding, all the Notes outstanding at the time) (the "Net Worth Offer Amount") at a purchase price of 100% of the principal amount thereof, plus accrued interest to the Net Worth Repurchase Date (the "Net Worth Price"). The Company may credit against the Net Worth Offer Amount the principal amount of Notes acquired by the Company prior to the Trigger Date through purchase, optional redemption or exchange. The Company, however, may not credit a specific Note in more than one Net Worth Offer. In no event shall the failure to meet the Minimum Net Worth at the end of any fiscal quarter be counted toward the making of more than one Net Worth Offer. The Company shall notify the Trustee promptly after the occurrence of any of the events specified in this provision and shall notify the Trustee in writing if its Net Worth is equal to or less than the Minimum Net Worth for any fiscal quarter.

  Within 30 days after the Trigger Date, the Company, or, at the request of the Company, the Trustee, shall give notice of the Net Worth Offer to each holder (the "Net Worth Notice"). To accept a Net Worth Offer a holder shall deliver to the Company (or to a Paying Agent designated by the Company for such purpose), on or before the 30th day after the date of the Net Worth Notice, a written notice of the holder's acceptance of such offer, together with the Notes with respect to which the offer is being accepted, duly endorsed for transfer to the Company. Such written notice may be withdrawn upon further written notice delivered to the Trustee on or prior to the third day preceding the Net Worth Repurchase Date.

  If the Net Worth Repurchase Date is between a regular record date for the payment of interest and the next succeeding interest payment date, any Note to be repurchased must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount to be repurchased (unless such Note shall have been called for redemption, in which case no such payment shall be required), and the interest on the principal amount of the Note being repurchased will be paid on such next succeeding interest payment date to the registered holder of such Note on the immediately preceding record date. A Note repurchased on an interest payment date need not be accompanied by any payment, and the interest on the principal amount of the Note being repurchased will be paid on such interest payment date to the registered holder of such Note on the immediately preceding record date.

  If any repurchase pursuant to the foregoing provisions constitutes a tender offer as defined under the Exchange Act, the Company will comply with the requirements of Rule 14e-1 and any other tender offer rules under the Exchange Act which then may be applicable.

 Limitation on Debt.

  The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee or otherwise become liable for ("Incur"), any Debt, except Permitted Debt. "Permitted

Debt" means (a) Debt evidenced by the Notes, (b) Debt Incurred under or in respect of a Bank Facility (including any guarantees related thereto) for working capital or general corporate purposes, Debt evidenced by letters of credit, and guarantees of Debt of the Great Singing Hills joint venture in excess of amounts committed on the date of the Indenture and which are Incurred after the date of the Indenture; provided that the aggregate amount of all such Debt outstanding at any time pursuant to this clause (b) may not exceed $30,000,000, (c) Debt Incurred under a Warehouse Facility; provided that the amount of such Debt (including funding drafts issued thereunder) outstanding at any time pursuant to this clause (c) may not exceed $30,000,000 and the amount of such Debt (excluding funding drafts issued thereunder) may not exceed 98% of the value of the Mortgages available to be pledged to secure Debt thereunder,
(d) Debt of the Company to any of its Subsidiaries or of any Subsidiary of the Company to the Company or to any other Subsidiary of the Company, provided that such Debt is evidenced by a promissory note that is not pledged to any Person (other than to secure a Bank Facility), (e) Existing Debt (without duplication of Debt indicated under clauses (a)-(d) above) of the Company and its Subsidiaries, (f) Non-Recourse Debt Incurred by the Carlsbad Subsidiary in an amount not to exceed $18,000,000 at any time outstanding, (g) Debt in respect of performance, completion, guarantee, surety and similar bonds or banker's acceptances provided by the Company or any of its Subsidiaries in the ordinary course of business, (h) Purchase Money Obligations incurred in the ordinary course of business in an amount not exceeding $5,000,000 at any time outstanding, (i) Acquisition Debt of a Subsidiary of the Company which, if Incurred by the Company, would be permitted pursuant to the next succeeding paragraph and (j) Refinancing Debt. In connection with the Milburn Acquisition, a Subsidiary of the Company assumed as Permitted Debt a revolving credit facility and a mortgage warehouse facility with bank commitments thereunder of $25,000,000 and $10,000,000, respectively.

  Notwithstanding the foregoing, and subject to the immediately succeeding paragraph, the Company may Incur Debt if, at the time such Debt is so Incurred and after giving effect thereto and the application of the proceeds therefrom, the Company's Coverage Ratio shall not be less than 2.0 to 1.0 and its Debt to Equity Ratio shall not exceed 3.5 to 1.0.

  The Company shall not Incur any Debt (other than Permitted Debt) which is pari passu with the Notes or requires any principal payment, redemption payment or sinking fund payment thereon, in whole or in part, to be made prior to or at the final stated maturity of the Notes; provided that entering into an agreement that requires the Company to make an offer to purchase outstanding Debt upon the occurrence of certain specified events shall not be deemed to be restricted by this paragraph.

  For purposes of this provision, any waiver, extension or continuation of any or all mandatory prepayments or installment payments or the maturity date of any of the Debt incurred pursuant to this provision shall not be or be deemed to be the Incurrence of Debt by the Company.

 Limitation on Restricted Payments.

  The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, make any Restricted Payment, if, after giving effect thereto (a) an Event of Default, or an event that through the passage of time or the giving of notice, or both, would become an Event of Default, shall have occurred and be continuing, or (b) the aggregate amount of all Restricted Payments (giving effect to Restricted Payments that are Advances only to the extent then outstanding) made by the Company and its Subsidiaries (the amount expended or distributed for such purposes, if other than in cash, to be determined in good faith by the board of directors of the Company) from and after the Closing Date shall exceed the sum of (i) the aggregate of 50% of the Consolidated Net Income of the Company accrued for the period (taken as one accounting period) commencing with June 1, 1992 to and including the first full month ended immediately prior to the date of such calculation (or, in the event Consolidated Net Income is a deficit, then minus 100% of such deficit),
(ii) the aggregate net cash proceeds received by the Company from the issuance or sale (other than to a Subsidiary of the Company) of its Capital Stock (other than Redeemable Stock), including the principal amount of any Convertible Notes or other convertible securities issued for cash that are converted into Capital Stock, from and after the date of the Indenture, and options, warrants and rights to purchase its Capital Stock (other than Redeemable Stock), (iii) amounts received by the Company or any of its Subsidiaries representing a return of capital of Advances made to the Great Singing Hills joint venture outstanding on the date of the Indenture and (iv) $7,000,000. At November 30, 1993 the Company had $30,973,000 available for Restricted Payments.

  The foregoing clauses (a) and (b) will not prevent (i) Permitted Payments,
(ii) the payment of any dividend within 60 days after the date of its declaration if such dividend could have been made on the date of its declaration in compliance with the foregoing provisions, and (iii) the repurchase or redemption of shares of Capital Stock from any officer, director or employee of the Company or its Subsidiaries whose employment has been terminated or who has died or become disabled in an aggregate amount not to exceed $500,000 per annum; provided that amounts paid pursuant to clause (iii) shall reduce amounts available for future Restricted Payments.

 Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries.

  The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, assume or otherwise cause or suffer to exist or to become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Company to (a) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Subsidiaries;
(b) make payments in respect of any Debt owed to the Company or any of its Subsidiaries; or (c) make loans or advances to the Company or any of the Company's Subsidiaries; provided, however, that the following restrictions shall not be prohibited pursuant to this provision: (i) those contained in the Indenture, the Bank Facility, the Warehouse Facility, any Non-Recourse Debt Incurred by the Carlsbad Subsidiary (to the extent that restrictions in such Non-Recourse Debt apply only to the Carlsbad Subsidiary or any Subsidiary thereof) and Refinancing Debt (to the extent restrictions contained in such Refinancing Debt are not more restrictive than those contained in the Debt being refinanced); (ii) consensual encumbrances or restrictions binding upon any person at the time such Person becomes a Subsidiary of the Company, provided that such encumbrances or restrictions are contained in Acquisition Debt or are not created, incurred or assumed in contemplation of such Person becoming a Subsidiary of the Company and do not extend to any other property of the Company or another of its Subsidiaries; (iii) restrictions contained in security agreements permitted by the Indenture securing Debt permitted by the Indenture to the extent such restrictions restrict the transfer of assets subject to such security agreements; (iv) any encumbrance or restriction consisting of customary non-assignment provisions in leases to the extent such provisions restrict the transfer of the leases; (v) any encumbrance or restriction pursuant to an agreement in effect on the date of the Indenture;
(vi) any restrictions with respect to a Subsidiary of the Company imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all the capital stock or assets of such Subsidiary, or (vii) restrictions with respect to Subsidiaries of the Company (other than wholly-owned Subsidiaries of the Company) that are not more restrictive than those contained in the Indenture.

 Limitation on Liens.

  The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien upon or with respect to any of the assets of the Company or any such Subsidiary, whether now owned or hereafter acquired, or on any income or profits therefrom; provided that the restrictions in this provision shall not prohibit Permitted Liens.

 Transactions with Affiliates.

  The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any transactions with Affiliates of the Company unless (i) such transactions are between or among the Company and its Subsidiaries, (ii) such transactions are in the ordinary course of business and consistent with past practice or (iii) the terms of such transactions are fair and reasonable to the Company or such Subsidiary, as the case may be, and are at least as favorable as the terms which could be obtained by the Company or such Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis between unaffiliated parties. In the event of any transaction or series of transactions occurring subsequent to the date of the Indenture with an Affiliate of the Company which involves in excess of $500,000 and is not permitted under clause (i) or (ii) of the preceding sentence, all of the disinterested members of the Board of Directors shall by resolution determine that such transaction or series of transactions meets the criteria set forth in clause (iii) of the preceding sentence. Notwithstanding the foregoing, such provisions do not prohibit the payment of regular fees to directors of the Company who are not employees of the Company and wages and other compensation to officers of the Company or any of its Subsidiaries.

 Limitation on Certain Transfers by Subsidiaries.

  The Company will not, directly or indirectly, (i) permit the Carlsbad Subsidiary to sell, assign, transfer or otherwise dispose of all or a portion of the Carlsbad Property to the Company or any of its Subsidiaries (other than the Carlsbad Subsidiary); or (ii) sell, assign, transfer or otherwise dispose of any capital stock of KDB or permit KDB to sell, assign, transfer or otherwise dispose of any of its real property assets to the Company or any of its Subsidiaries.

 Limitation on Asset Sales.

  The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly consummate an Asset Sale, unless (i) the Company or such Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the board of directors of the Company) of the assets disposed of, and (ii) the consideration for such Asset Sale consists of at least 85% cash, provided that the amount of Debt assumed by the transferee and any notes or other obligations received by the Company or such Subsidiary and immediately converted into cash shall be deemed to be "cash".

  Within 30 days from the date that any Carlsbad Asset Sale or Subsidiary Common Stock Sale is consummated, the Company or such Subsidiary, as the case may be, will use the Net Proceeds thereof (less any amounts used to pay reasonable fees and expenses connected with a Net Proceeds Offer) to make an offer to repurchase the Notes at a price equal to 100% of the principal amount thereof, plus accrued interest to the Net Proceeds Repurchase Date (a "Net Proceeds Offer").

  Within 12 months from the date that any Other Asset Sale is consummated, the Net Proceeds thereof will be reinvested in Additional Assets or applied to the redemption or repurchase of Debt of the Company under the Bank Facility or Debt of a Subsidiary of the Company (which, in each case, will be a permanent reduction of such Debt). To the extent that the Net Proceeds of an Other Asset Sale are not so applied, the Company or such Subsidiary, as the case may be, will, within 30 days from the expiration of such 12-month period, use the remaining Net Proceeds (less any amounts used to pay reasonable fees and expenses connected with a Net Proceeds Offer) to make a Net Proceeds Offer for the Notes at a price equal to 100% of the principal amount thereof, plus accrued interest to the Net Proceeds Repurchase Date.

  Notwithstanding the foregoing, the Net Proceeds of an Other Asset Sale are not required to be applied in accordance with the preceding paragraph, unless and until the aggregate Net Proceeds for all such Other Asset Sales in a 12-month period exceeds $1,000,000.

  To accept a Net Proceeds Offer a holder shall deliver to the Company (or to a Paying Agent designated by the Company for such purpose) on or before the 30th day after the date of the Net Proceeds Offer, a written notice of the holder's acceptance of the Net Proceeds Offer, together with the Notes with respect to which the offer is being accepted, duly endorsed for transfer to the Company. Such written notice may be withdrawn upon further written notice to the Trustee on or prior to the third day preceding the Net Proceeds Repurchase Date.

  If the Net Proceeds Repurchase Date is between a regular record date for the payment of interest and the next succeeding interest payment date, any Note to be repurchased must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount to be repurchased

(unless such Note shall have been called for redemption, in which case no such payment shall be required), and the interest on the principal amount of the Note being repurchased will be paid on such next succeeding interest payment date to the registered holder of such Note on the immediately preceding record date. A Note repurchased on an interest payment date need not be accompanied by any payment, and the interest on the principal amount of the Note being repurchased will be paid on such interest payment date to the registered holder of such Note on the immediately preceding record date.

  If any repurchase pursuant to the foregoing provisions constitutes a tender offer as defined under the Exchange Act, the Company will comply with the requirements of Rule 14e-1 and any other tender offer rules under the Exchange Act which then may be applicable.

  Any amount of Net Proceeds remaining after a Net Proceeds Offer shall be returned by the Trustee to the Company and may be used by the Company for any purpose not inconsistent with the Indenture.

Limitation on the Issuance of Preferred Stock of Subsidiaries.

  The Company will not permit any of its Subsidiaries, directly or indirectly, to issue or sell any shares of its Preferred Stock (including options, warrants or other rights to purchase shares of such Preferred Stock) other than shares of Preferred Stock that are Acquisition Debt which, if incurred by the Company, would be Debt (other than Permitted Debt) permitted to be Incurred by the Company under the "Limitation on Debt" covenant.

CERTAIN DEFINITIONS

  In addition to the terms defined above, the Indenture contains, among other things, the following definitions:

  "Acquisition Debt" means (i) Debt or Preferred Stock of any Person existing at the time such Person becomes a Subsidiary of the Company, including but not limited to Debt or Preferred Stock incurred or created in connection with, or in contemplation of, such Person becoming a Subsidiary of the Company (but excluding Debt of such Person which is extinguished, retired or repaid in connection with such Person becoming a Subsidiary of the Company), (ii) Debt incurred or created by any Subsidiary of the Company in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary of the Company or (iii) Debt incurred or created by any Subsidiary of the Company in connection with the acquisition of substantially all of the assets of an operating unit or business of another Person, provided that, in the case of Debt incurred or created pursuant to clause (ii) or (iii) hereof, such Subsidiary had no other prior assets or operations prior to such acquisition, transaction or series of transactions other than Advances permitted by the "Limitation on Restricted Payments" covenant or made by a Person other than the Company or any of its Subsidiaries.

  "Additional Assets" means assets used or usable by the Company or any of its Subsidiaries in the operation of the existing lines of business of the Company and its Subsidiaries.

  "Advances" means any direct or indirect advance, loan or other extension of credit or capital contribution to, or any purchase or acquisition of capital stock, bonds, notes, debentures or other securities issued or owned by, any other Person, including, without limitation, payments by the Company or any of its Subsidiaries to a Person other than the Company or any of its Subsidiaries in connection with an acquisition in which Acquisition Debt is Incurred.

  "Affiliate" of any Person means (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person and (ii) any other Person that beneficially owns at least 10% of the voting common stock of such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "Asset Sale" means a Carlsbad Asset Sale, Subsidiary Common Stock Sale or Other Asset Sale, as the case may be.

  "Bank Facility" means, collectively, one or more commitments from one or more banks or other lending institutions to lend funds, together with any and all agreements, documents and instruments from time to time delivered in connection therewith as such commitments or any such agreements, documents or instruments may be in effect or amended, amended and restated, renewed, extended, restructured, supplemented or otherwise modified from time to time and any credit agreement, loan agreement, note purchase agreement, indenture or other agreement, document or instrument refinancing, refunding or otherwise replacing such Bank Facility, whether or not with the same agent, trustee, representative lenders or holders, and, subject to the proviso to the next succeeding sentence, irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term "Bank Facility" shall include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Bank Facility and all refundings, refinancings and replacements of any Bank Facility, including any agreement (i) extending the maturity of any Debt incurred thereunder or contemplated thereby, (ii) adding or deleting borrowers or guarantors thereunder, provided that such borrowers and issuers include one or more of the Company and its Subsidiaries and their respective successors and assigns, (iii) increasing the amount of Debt incurred thereunder or available to be borrowed thereunder, provided that on the date thereof such Debt would not be prohibited by clause (b) of the definition of Permitted Debt set forth under the "Limitation on Debt" covenant, or (iv) otherwise altering the terms and conditions thereof in a manner not prohibited by the terms of the Indenture.

  "Carlsbad Asset Sale" means the sale of the stock of the Carlsbad Subsidiary or the sale of all or substantially all of the assets of the Carlsbad Subsidiary where the Net Proceeds of any such sale are received by the Company and not one of its Subsidiaries.

  "Carlsbad Property" means the 417 acres owned by the Carlsbad Subsidiary in Carlsbad, California, located in San Diego County.

  "Carlsbad Subsidiary" means Rancho Carillo, Inc., a Delaware corporation and a Subsidiary of the Company.

  "Closing Date" means the date on which the Notes are originally issued.

  "Common Stock" means the common stock, par value $.01 per share, of the Company.

  "Consolidated Interest Expense" of any Person means, for any period, the aggregate amount of interest which, in accordance with generally accepted accounting principles, would be included on an income statement for such Person and its Subsidiaries on a consolidated basis, whether expensed directly, or included as a component of cost of goods sold, or allocated to joint ventures or otherwise (including, but not limited to, imputed interest included on capitalized lease obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, the net costs associated with hedging obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense), excluding interest expense related to such Person's mortgage banking operations, plus the product of (x) the sum of (i) cash dividends paid on any Preferred Stock of such Person plus (ii) cash dividends, the principal amount of any debt securities issued as a dividend, the liquidation value of any Preferred Stock issued as a dividend and the fair market value (as determined by such Person's board of directors in good faith) of any other non-cash dividends, in each case, paid on any Preferred Stock of any Subsidiary of such Person (other than a wholly-owned Subsidiary), times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective aggregate federal, state and local tax rate of such Person, expressed as a decimal.

  "Consolidated Interest Incurred" of any Person means, for any period, (a) the aggregate amount of interest which, in accordance with generally accepted accounting principles, would be included on an income statement for such Person and its Subsidiaries on a consolidated basis, whether expensed directly, or included as a component of cost of goods sold, or allocated to joint ventures or otherwise (including, but not limited to, imputed interest included on capitalized lease obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, the net costs associated with hedging obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense), excluding interest expense related to such Person's mortgage banking operations, plus or minus, without duplication, (b) the difference between capitalized interest for such period and the interest component of cost of goods sold for such period, plus (c) the product of (x) the sum of (i) cash dividends paid on any Preferred Stock of such Person plus (ii) cash dividends, the principal amount of any debt securities issued as a dividend, the liquidation value of any Preferred Stock issued as a dividend and the fair market value (as determined by such Person's board of directors in good faith) of any other non-cash dividends, in each case, paid on any Preferred Stock of any Subsidiary of such Person (other than a wholly-owned Subsidiary), times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective aggregate federal, state and local tax rate of such Person, expressed as a decimal.

  "Consolidated Net Income" of any Person, for any period, means the net income
(loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis, in accordance with generally accepted accounting principles, provided that, without duplication, (i) the net income of any Person, other than a Subsidiary which is consolidated with such Person, in which such Person or any of its Subsidiaries has a joint interest with a third party shall be included only to the extent of the amount of dividends or distributions actually paid in cash to such Person or a Subsidiary during such period, (ii) the net income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iii) the net income of any Subsidiary of such Person shall be excluded to the extent such Subsidiary is prohibited, directly or indirectly, from distributing such net income or any portion thereof to such Person and
(iv) all extraordinary gains and losses (after taxes) that would be included on an income statement for such Person on a consolidated basis for such period shall be excluded.

  "Consolidated Non-cash Charges" of any Person means, for any period, the aggregate depreciation, amortization and other non-cash charges (other than reserves or expenses established in anticipation of future cash requirements such as reserves for taxes and uncollectible accounts) of such Person and its Subsidiaries, on a consolidated basis, for such period, as determined in accordance with generally accepted accounting principles, provided that Consolidated Non-cash Charges shall exclude (i) any charges that are not included for the purpose of determining Consolidated Net Income, (ii) any charges that are included for the purpose of determining Consolidated Interest Expense or Consolidated Tax Expense and (iii) any charges representing capitalized selling, general and administrative expenses that are expensed during such period as cost of goods sold.

  "Consolidated Tax Expense" of any Person means, for any period, the aggregate of the tax expense of such Person and its Subsidiaries for such period, determined on a consolidated basis, in accordance with generally accepted accounting principles.

  "Convertible Notes" means the Company's 6 7/8% Convertible Subordinated Notes due 2002.

  "Coverage Ratio" of any Person means the ratio of such Person's EBITDA to its Consolidated Interest Incurred for the four fiscal quarters ending immediately prior to the date of determination. Notwithstanding clause (ii) of the definition of Consolidated Net Income, if the Debt which is being Incurred is Acquisition Debt, the Coverage Ratio shall be determined after giving effect to both the Consolidated Interest Incurred related to the Incurrence of such Acquisition Debt and the EBITDA (x) of the Person becoming a Subsidiary of such Person or (y) in the case of an acquisition of assets that constitute substantially all of an operating unit or business, relating to the assets being acquired by such Person.

  "Debt" means, as to any Person, without duplication, (a) any indebtedness of such Person, for borrowed money, (b) all indebtedness of such Person evidenced by bonds, debentures, notes, letters of credit, drafts or similar instruments,
(c) all indebtedness of such Person to pay the deferred purchase price of property or services, but not including accounts payable and accrued expenses arising in the ordinary course of business, (d) all capitalized lease obligations of such Person, (e) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person or guaranteed by such Person, (f) Redeemable Stock and (g) all Debt of others guaranteed by such Person. The amount of Debt of any Person at any date pursuant to clauses (a)-(d) and (f) above shall be as would appear as a liability upon a balance sheet of such Person prepared on a consolidated basis in accordance with generally accepted accounting principles.

  "Debt to Equity Ratio" of any Person means the ratio of all of such Person's then outstanding Debt, on a consolidated basis, excluding Mortgage Debt, to Net Worth at the end of the fiscal quarter ended immediately preceding the date of determination.

  "EBITDA" for any Person, for any period, means, without duplication, the Consolidated Net Income of such Person plus, to the extent deducted in calculating Consolidated Net Income, the sum of (a) Consolidated Tax Expense,
(b) Consolidated Interest Expense and (c) Consolidated Non-cash Charges.

  "Existing Debt" means all of the Debt of the Company and its Subsidiaries that was outstanding on August 1, 1992.

  "FHA" means The Federal Housing Administration and any successor thereto.

  "guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether by agreement to keep-well or to maintain financial condition or otherwise), provided that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business.

  "KDB" means KDB Homes, Inc., a Delaware corporation and a Subsidiary of the Company.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, assignment (including any assignment of rights to receive payments of money other than in connection with mortgage banking operations in the ordinary course of business), charge, security interest or encumbrance of any kind (including any conditional sale or other title retention agreement or any lease in the nature thereof) in respect of such asset and any agreement to grant to any Person any such Lien.

  "Mortgage" means a first priority mortgage or first priority deed of trust on improved real property.

  "Mortgage Debt" means such mortgage banking debt as would be shown on the consolidated balance sheet of the Company prepared in accordance with generally accepted accounting principles.

  "Net Proceeds" with respect to any Asset Sale means (i) cash (in U.S. dollars or freely convertible into U.S. dollars) received by the Company or any of its Subsidiaries from such Asset Sale (including cash received as consideration for the assumption or incurrence of liabilities incurred in connection with or in anticipation of such Asset Sale), after (a) provision for all income or other taxes measured by or resulting from such Asset Sale to the Company or any of its Subsidiaries, whether or not offset by net operating loss and tax credit carry-forwards, (b) payment of all brokerage commissions and the underwriting fees and, without limitation, all other fees and expenses related to such Asset Sale, and (c) deduction of appropriate amounts to be provided by the Company or any of its Subsidiaries as a reserve, in accordance with generally accepted accounting principles, against any liabilities associated with the assets sold or otherwise disposed of in such Asset Sale (including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters) or against any indemnification obligations associated with the sale or other disposition of the assets sold or otherwise disposed of in such Asset Sale, and (ii) all noncash consideration received by the Company or any of its Subsidiaries from such Asset Sale upon the liquidation or conversion of such consideration into cash.

  "Net Worth" of any Person means, at any date, the aggregate of capital, surplus and retained earnings of such Person as would be shown on a consolidated balance sheet of such Person prepared in accordance with generally accepted accounting principles, adjusted to exclude (to the extent included) investments by such Person and its Subsidiaries in joint ventures and the amount of equity attributable to Affiliates other than Subsidiaries of such Person.

  "Non-Recourse Debt" means Debt or other obligations to the extent that the liability for such Debt or other obligations does not extend to the Company or any of its Subsidiaries (other than the Subsidiary incurring such Debt or which holds title to any property securing such Debt) for any deficiency, including liability by reason of any agreement by the Company or any of its Subsidiaries to maintain the financial condition of, keep-well or otherwise support the credit of the Subsidiary incurring such Debt.

  "Other Asset Sale" means the sale of all or substantially all of the assets of any Subsidiary of the Company (other than the Carlsbad Subsidiary) other than in the ordinary course of business, except sales to a wholly-owned Subsidiary of the Company, sales of stock of the Carlsbad Subsidiary, and Subsidiary Common Stock Sales.

  "Permitted Liens" with respect to the Company and its Subsidiaries means (i) Liens on assets of the Company or any Subsidiary of the Company securing a Bank Facility, provided that the Liens granted in respect of a Bank Facility shall not extend to assets having a book value in the aggregate in excess of two times the amount committed under such Bank Facility; (ii) Liens securing a Warehouse Facility, provided that such Liens shall not extend to any assets other than the mortgages, promissory notes and other collateral that secures mortgage loans made by the Company or any of its Subsidiaries; (iii) Liens securing Non-Recourse Debt incurred by the Carlsbad Subsidiary, provided that such Liens shall not extend to any assets of the Company or any of its Subsidiaries other than the Carlsbad Subsidiary; (iv) Liens for taxes, assessments or governmental charges or claims that either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with generally accepted accounting principles; (v) statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other Liens imposed by law and arising in the ordinary course of business; (vi) Liens (other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (vii) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress payments, government contracts and other obligations of like nature (exclusive of obligations for the payment of borrowed money), in each case, incurred in the ordinary course of business; (viii) attachment or judgment Liens not giving rise to a Default or Event of Default; (ix) easements, rights-of-way, restrictions and other similar charges or encumbrances not materially interfering with the ordinary conduct of the business of the Company or any of its Subsidiaries; (x) leases or subleases granted to others not materially interfering with the ordinary conduct of the business of the Company or any of its Subsidiaries; (xi) Liens with respect to Acquisition Debt; provided that such Liens do not extend to any other assets of the Company or the assets of any of the Company's other Subsidiaries; (xii) Liens securing Refinancing Debt; provided that such Liens only extend to the assets securing the Debt being refinanced, such refinanced Debt was previously secured and such Liens do not extend to any other assets of the Company or the assets of any of the Company's other Subsidiaries; (xiii) Liens securing Purchase Money Obligations (including capitalized lease obligations); (xiv) Liens existing on the date of the Indenture; and (xv) any contract to sell an asset provided such sale is otherwise permitted under the Indenture.

  "Permitted Payments" means, with respect to the Company or any of its Subsidiaries, (i) the redemption, repurchase or other acquisition or retirement of any shares of any class of Capital Stock in exchange for (including any exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares), or out of the proceeds of a substantially concurrent issue and sale (other than to a Subsidiary) of, shares of Capital Stock (other than Redeemable Stock) of the Company, provided that the proceeds of any such issuance and sale of shares of Capital Stock of the Company shall not be included in determination of amounts available for Restricted Payments, (ii) any dividend or other distribution on any shares of its Capital Stock payable by a Subsidiary to the Company or another of its Subsidiaries, or (iii) any wages or other compensation paid by the Company or any of its Subsidiaries to their employees.

  "Person" means any individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or agency or instrumentality thereof.

  "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock whether now outstanding or issued after the date of the Indenture, and including, without limitation, all classes and series of preferred or preference stock.

  "Purchase Money Obligations" means Debt of any Person secured by Liens (i) on property purchased, acquired, or constructed by such Person or its Subsidiaries after the date of the Indenture and used in the ordinary course of business by such Person and (ii) securing the payment of all or any part of the purchase price or construction cost of such assets and limited to the property so acquired and improvements thereof; provided that such Debt is incurred no later than 90 days after the acquisition of such property or completion of such construction or improvements.

  "Redeemable Stock" means, with respect to any Person, any class or series of Capital Stock of such Person that is redeemable at the option of the holder (except pursuant to a change in control provision that does not (i) cause such Capital Stock to become redeemable in circumstances which would not constitute a Change in Control and (ii) require the Company to pay the redemption price therefor prior to the Change in Control Repurchase Date) or is subject to mandatory redemption or otherwise matures prior to the final stated maturity of the Notes.

  "Refinancing Debt" means Debt that refunds, refinances or extends any Notes, Existing Debt (other than Existing Debt to be repaid with the net proceeds of the offering of the Notes) or other Debt incurred by the Company or its Subsidiaries pursuant to the terms of the Indenture, but only to the extent that (i) the Refinancing Debt is subordinated to the Notes to the same extent as the Debt being refunded, refinanced or extended, if at all, (ii) the Refinancing Debt is scheduled to mature either (a) no earlier than the Debt being refunded, refinanced or extended, or (b) after the maturity date of the Notes, (iii) the portion, if any, of the Refinancing Debt that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Debt is Incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Debt being refunded, refinanced or extended that is scheduled to mature on or prior to the maturity date of the Notes, (iv) the obligor of such Refinancing Debt shall be the Company or the same obligor as the Debt being refunded, refinanced or extended, (v) the gross proceeds of such Refinancing Debt is an amount that is equal to or less than the aggregate principal amount then outstanding under the Debt being refunded, refinanced or extended and (vi) any guarantees of Debt of the Great Singing Hills joint venture that are outstanding after the second anniversary of the Closing Date shall be expressly subordinated to the Notes.

  "Restricted Payments" means with respect to any Person (i) any dividend or other distribution on any shares of such Person's Capital Stock (except dividends or distributions in additional shares of Capital Stock other than Redeemable Stock), (ii) any payment on account of the purchase, redemption or other acquisition of (a) any shares of such Person's Capital Stock or (b) any option, warrant or other right to acquire shares of such Person's Capital Stock, (iii) any Advances to Affiliates Incurred after the date of the Indenture; provided, that for purposes of this provision an individual shall not be deemed to be an Affiliate of the Company or any of its Subsidiaries solely because such individual is employed by the Company or any of its Subsidiaries or, (iv) any principal payment, redemption, repurchase, defeasance or other acquisition or retirement, prior to scheduled principal payment or scheduled maturity, of Debt of the Company or its Subsidiaries which is subordinated in right of payment to the Notes, provided, however, that with respect to the Company and its Subsidiaries, Restricted Payments shall not include (a) any payment described in clause (i), (ii) or (iii) above made to the Company or any of its Subsidiaries (other than the Carlsbad Subsidiary (in the case of clause (iii)) or any of its Subsidiaries which has liability in respect of Acquisition Debt) by the Company or any of its Subsidiaries, (b) any underwritten call of the Convertible Notes or other Debt of the Company which is convertible into Capital Stock (other than Redeemable Stock) but only to the extent the Company is not required to make any redemption or principal payments in respect of Debt subject to such underwritten call (other than redemption and principal payments which are covered by the net proceeds received by the Company from a concurrent sale of Capital Stock (other than Redeemable Stock) to the underwriters effecting such underwritten call), (c) any repurchase, redemption or defeasance of Existing Debt to be repaid with the net proceeds of the offering of the Notes as set forth on Schedule I to the Indenture or (d) the use of any Net Proceeds from Asset Sales remaining after the consummation of any required Net Proceeds Offer to redeem, repurchase, defease or otherwise acquire or retire any Debt of the Company that ranks subordinate in right of payment to the Notes.

  "Subsidiary" means, with respect to any Person, (i) any corporation of which a majority of the capital stock having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is at the time directly or indirectly owned by such Person or one or more of the other Subsidiaries of that Person or (ii) any partnership or joint venture at least a majority of the voting power of which is at the time directly or indirectly owned by such Person or one or more of the other Subsidiaries of that Person, or a combination thereof or a successor thereto.

  "Subsidiary Common Stock Sale" means the issuance or sale of in excess of 10% of the common stock of any Subsidiary of the Company to any Person other than the Company or one of its Subsidiaries, other than a sale of the common stock of the Carlsbad Subsidiary.

  "Tangible Net Worth" of any Person means such Person's Net Worth less unamortized debt and expense, unamortized deferred charges, goodwill, patents, trademarks, copyrights, and all other items which would be treated as intangibles on the consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with generally accepted accounting principles.

  "VA" means the Veterans Administration and any successor thereto.

  "Warehouse Facility" means a Bank Facility to finance the making of FHA/VA and conforming conventional mortgage loans originated by the Company or any of its Subsidiaries.

  "Weighted Average Life to Maturity" means, when applied to any Debt or portion thereof, if applicable, at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Debt or portion thereof, if applicable, into (ii) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

EVENTS OF DEFAULT

  The following shall constitute Events of Default with respect to the Notes:
(i) failure to pay the principal of any Note when such principal becomes due and payable at maturity, upon acceleration or otherwise, (ii) failure to pay interest when due, and such failure continues for a 30-day period; (iii) a default in the observance or performance of any other covenant or agreement of the Company in the Note or the Indenture that continues for the period and after the notice specified below; (iv) an event of default shall have occurred under any other evidence of indebtedness of the Company or any of its Subsidiaries, whether such indebtedness now exists or is created hereafter, which event of default results in the acceleration of such indebtedness which, together with any such other indebtedness so accelerated, aggregates more than $2,000,000 and such acceleration shall be in effect; (v) any final judgment or judgments for payment of money in excess of $2,000,000 in the aggregate shall be rendered against the Company or any of its Subsidiaries and shall remain unstayed, unsatisfied or undischarged for the period and after the notice specified below; and (vi) certain events of bankruptcy, insolvency or reorganization. The Company is required to deliver to the Trustee within 120 days after the end of each fiscal year of the Company, an officer's certificate stating whether or not the signatories know of any default by the Company under the Indenture and the Notes and, if any default exists, describing such default.

  A default under clause (iii) or (v) above is not an Event of Default until the Trustee or the holders of at least 25% in principal amount of the Notes then outstanding notify the Company of the default and the Company does not cure the default within 60 days. The notice must specify the default, demand that it be remedied and state that the notice is a "Notice of Default." If the holders of 25% in principal amount of Notes then outstanding request the Trustee to give such notice on their behalf, the Trustee shall do so.

  In case an Event of Default (other than an Event of Default resulting from bankruptcy, insolvency or reorganization) shall have occurred and be continuing, the Trustee, by notice to the Company, or the holders of 25% of the principal amount of the Notes then outstanding, by notice to the Company and the Trustee, may declare the principal of the Notes, plus accrued interest, to be immediately due and payable. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization shall occur, such amounts shall be due and payable without any declaration or any act on the part of the Trustee or the holders of the Notes. Any declaration of acceleration may be rescinded and past defaults may be waived by the holders of a majority of the principal amount of the Notes then outstanding upon conditions provided in the Indenture. Except to enforce the right to receive payment of principal or interest when due, no holder of a Note may institute any proceeding with respect to the Indenture or for any remedy thereunder unless such holder has previously given to the Trustee written notice of a continuing Event of Default and unless the holders of 25% of the principal amount of the Notes then outstanding have requested the Trustee to institute proceedings in respect of such Event of Default and have offered the Trustee reasonable indemnity against loss, liability and expense to be thereby incurred, the Trustee has failed so to act for 60 days after receipt of the same and during such 60-day period the holders of a majority of the principal amount of the Notes then outstanding have not given the Trustee a direction inconsistent with the request. Subject to certain restrictions, the holders of a majority in principal amount of the Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture, that is unduly prejudicial to the rights of any holder of a Note or that would involve the Trustee in personal liability and the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

MODIFICATION OF THE INDENTURE

  Except in certain circumstances, the Indenture, and the obligations of the Company and the rights of the holders of the Notes may be modified by the Company only with the consent of the holders of more than 50% in aggregate principal amount of the outstanding Notes; but no modifications of certain provisions of the Indenture including any modification of the terms of payment of principal (or premium, if any) or interest (which shall not include required offers to purchase) or a modification reducing the percentage required for modification or waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults will be effective against any holder of Notes without such holder's consent. Concurrently with this offering, the Company is soliciting the consents of the holders of the outstanding Notes to certain amendments to the Indenture, including to permit the sale of the Notes being offered hereby.

MERGER AND CONSOLIDATION

  The Company shall not consolidate or merge with or into any other entity or, directly or indirectly, sell, assign, transfer, lease or otherwise dispose of all or substantially all of its assets to any Person unless (i) the surviving or successor entity in the event of a merger or consolidation, or the person to which a sale, assignment, transfer or lease is made (the "Surviving Entity")
(a) is an entity organized and existing under the laws of the United States, any state thereof or the District of Columbia and (b) expressly assumes by supplemental indenture all the obligations of the Company under the Notes and the Indenture; (ii) immediately after giving effect to such transaction, no Event of Default and no event which, after notice or lapse of time, or both, would become an Event of Default, would exist; (iii) the Tangible Net Worth of the Company or the Surviving Entity, as the case may be, on a pro forma basis after giving effect to such consolidation, merger or sale, lease or conveyance of assets would be at least equal to the Tangible Net Worth of the Company immediately prior to the date of such transaction; and (iv) immediately after giving effect to such transaction, the Company or the Surviving Entity, as the case may be, would be able to incur $1.00 of additional Debt (other than Permitted Debt) under the "Limitation on Debt" covenant. Notwithstanding the foregoing, clauses (iii) and (iv) shall not prohibit a transaction, the principal purpose of which is (as determined in good faith by the board of directors of the Company) to change the state of incorporation of the Company, and such transaction does not have as one of its purposes the evasion of the restrictions of this provision.

DEFEASANCE

  Under the terms of the Indenture and the Notes, the Company, at its option,
(a) will be Discharged (as defined in the Indenture) from any and all obligations in respect of the Notes (except in each case for certain obligations to register the transfer or exchange of Notes, replace stolen, lost or mutilated Notes, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with the covenants of the Indenture nor be subject to the operation of the cross acceleration provisions described under "Events of Default," in each case, if the Company irrevocably deposits with the Trustee, in trust, money or U.S. Government Obligations (as defined in the Indenture) which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and interest on the Notes on the dates such payments are due in accordance with the terms of the Notes.

  To exercise either option above, the Company is required to deliver to the Trustee an opinion of counsel that the holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

  In the event the Company exercises its option under clause (b) of the second preceding paragraph and the Notes are declared due and payable because of the occurrence of any Event of Default (other than the cross acceleration provisions described under "Events of Default" which will be inapplicable), the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their stated maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.

GOVERNING LAW

  The Indenture and the Notes are governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

                                  UNDERWRITING

  Kidder, Peabody & Co. Incorporated, the Underwriter, has agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company all of the Notes offered hereby. The Underwriting Agreement provides that the Underwriter is obligated to purchase all the Notes offered hereby if any are purchased.

  The Company has been advised by the Underwriter that it proposes to offer the Notes offered hereby to the public at the offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession
not in excess of    % of the principal amount of the Notes offered hereby, and
that it and such dealers may re-allow a discount of not more than    % of the
principal amount of the Notes offered hereby to other dealers. After the public offering of the Notes offered hereby, the public offering price, the selling concession and discount to dealers may be changed by the Underwriter.

  When issued, the Notes offered hereby will be part of a class of securities with an aggregate principal amount of $110,000,000. The Notes will not be listed on any national securities exchange and will not be quoted on NASDAQ. The Company has been advised by the Underwriter that it presently makes a market in the outstanding Notes and intends to make a market in the Notes offered hereby, but it is not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

  The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act. The Underwriter is providing financial advisory services to the Company in connection with the Company's concurrent solicitation of consents from holders of outstanding Notes.

                                 LEGAL MATTERS

  Certain legal matters relating to the issuance and sale of the Notes offered hereby are being passed upon for the Company by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York, and for the Underwriter by Skadden, Arps, Slate, Meagher & Flom, New York, New York.

                                    EXPERTS

  The audited financial statements and schedules of the Company incorporated by reference in this Prospectus have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

  The consolidated financial statements of Milburn Investments, Inc. appearing in the Continental Homes Holding Corp. report on Form 8-K/A-1 dated July 29, 1993, have been audited by Ernst & Young, independent auditors as set forth in their report thereon included therein and incorporated herein by reference, which, as it relates to the years 1991 and 1990, is based in part on the reports of Price Waterhouse and Pena, Swayze & Co., respectively, on the financial statements of Miltex Mortgage of Texas, Inc. (a subsidiary) as of and for the years ended November 30, 1991 and 1990. Such financial statements referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND ANY INFOR-MATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDER-WRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Incorporation of Documents by Reference....................................   2
Prospectus Summary.........................................................   3
The Residential Real Estate Industry.......................................   8
Use of Proceeds............................................................   9
Capitalization.............................................................   9
Unaudited Pro Forma Combined Financial Data................................  10
Description of Notes.......................................................  11
Underwriting...............................................................  26
Legal Matters..............................................................  26
Experts....................................................................  26

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                  $35,000,000

                        CONTINENTAL HOMES HOLDING CORP.

                           12% SENIOR NOTES DUE 1999

                             --------------------

                                  PROSPECTUS

                             --------------------


                             KIDDER, PEABODY & CO.
              INCORPORATED


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following expenses (other than the registration and NASD filing fees) are estimated.

      Securities and Exchange Commission registration fee............. $ 13,216
      NASD filing fee.................................................    4,333
      Blue Sky fees and expenses......................................   20,000
      Printing and engraving..........................................   60,000
      Accountants' fees and expenses..................................   30,000
      Legal fees and expenses.........................................   70,000
      Consent fee.....................................................  375,000
      Miscellaneous...................................................    2,451
                                                                       --------
        Total......................................................... $575,000
                                                                       ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company's Certificate of Incorporation, as amended, provides that the Company shall, to the full extent permitted by Sections 102 and 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto and eliminates the personal liability of its directors to the full extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended from time to time.

  Section 145 of the General Corporation Law of the State of Delaware permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable for negligence or misconduct in the performance of his respective duties to the corporation, although the court in which the action or suit was brought may determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

  Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

ITEM 16.  EXHIBITS.

 NUMBER                                 EXHIBITS
 ------                                 --------
  1     --Form of Underwriting Agreement.
  2.1   --Stock Purchase Agreement between William O. Milburn and the Company dated July 28, 1993. Incorporated by reference to the Company's report on Form 8-K dated July 29, 1993.
  4.1   --Indenture dated as of March 15, 1992 between the Company and
         Manufacturers and Traders Trust Company, as Trustee. Incorporated by
         reference to Exhibit 4.1 to the Company's report on Form 10-K for the year ended May 31, 1992.
  4.2   --Indenture dated as of August 1, 1992 (the "Notes Indenture") between the Company and First Fidelity Bank, National Association, as Trustee.
         Incorporated by reference to Exhibit 4.1 to the Company's report on
         Form 10-Q for the quarter ended August 31, 1992.
  4.3   --Form of First Supplemental Indenture to Notes Indenture.
  5     --Opinion of Cahill Gordon & Reindel.
 12     --Statement of Computation of Ratio of Earnings to Fixed Charges.
 23.1   --Consent of Arthur Andersen & Co.
 23.2   --Consent of Ernst & Young.
 23.3   --Consent of Price Waterhouse.
 23.4   --Consent of Pena Swayze & Co.
 23.5   --Consent of Cahill Gordon & Reindel (included in Exhibit 5).
 24     --Power of Attorney
 25.1   --Statement of Eligibility of Trustee on Form T-1 (the "Original Form
         T-1"). Incorporated by reference to Exhibit 26 to the Company's
         Registration Statement on Form S-2 (File No.
         33-49252).
 25.2   --Amendment to Original Form T-1.


ITEM 17.  UNDERTAKINGS.

  The undersigned Registrant hereby undertakes that:

  For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby undertakes that:

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PHOENIX AND STATE OF ARIZONA ON MARCH 1, 1994.

                                          Continental Homes Holding Corp.

                                          By:     /s/  Kenda B. Gonzales
                                            __________________________________
                                             KENDA B. GONZALES SECRETARY AND
                                                        TREASURER

  PURSUANT TO THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                  SIGNATURES                             TITLE                 DATE
                  ----------                             -----                 ----
                       *
 ____________________________________________   Co-Chief Executive         March 1, 1994
               (DONALD R. LOBACK)                Officer and Director
                       *
 ____________________________________________   Co-Chief Executive         March 1, 1994
               (KATHLEEN R. WADE)                Officer and Director
             /s/ Kenda B. Gonzales
 ____________________________________________   Secretary and Treasurer    March 1, 1994
               (KENDA B. GONZALES)               (Controller and
                                                 Principal Financial
                                                 Officer)
                       *
 ____________________________________________   President and Director     March 1, 1994
                (ROBERT J. WADE)
                       *
 ____________________________________________   Senior Vice President      March 1, 1994
               (W. THOMAS HICKCOX)               and Director
                       *
 ____________________________________________   Director                   March 1, 1994
              (BRADLEY S. ANDERSON)
                       *
 ____________________________________________   Director                   March 1, 1994
                  (JO ANN RUDD)
                       *
 ____________________________________________   Director                   March 1, 1994
               (WILLIAM STEINBERG)
 *By:
         /s/ Kenda B. Gonzales
   ____________________________________________
    KENDA B. GONZALES, AS ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

                                                                        PAGE
 NUMBER                            EXHIBITS                              NO.
 ------                            --------                             ----
  1     --Form of Underwriting Agreement.
  4.3   --Form of First Supplemental Indenture to Notes Indenture.
  5     --Opinion of Cahill Gordon & Reindel.
 12     --Statement of Computation of Ratio of Earnings to Fixed
         Charges.
 23.1   --Consent of Arthur Andersen & Co.
 23.2   --Consent of Ernst & Young.
 23.3   --Consent of Price Waterhouse.
 23.4   --Consent of Pena Swayze & Co.
 23.5   --Consent of Cahill Gordon & Reindel (included in Exhibit 5).
 24     --Power of Attorney
 25.2   --Amendment to Original Form T-1.